EXHIBIT 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

March 17, 2005

UFPT Announces Significantly Improved 2004 Results

Georgetown, Mass. (March 17, 2005).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported a net profit of $871,000, or $0.17 per diluted common share outstanding for its fiscal year ended December 31, 2004.  This represents a significant improvement over its 2003 net loss of $1.5 million, or ($0.34) per diluted share outstanding.  Sales for the year increased 12.7% to $68.6 million.  For its fourth quarter ended December 31, 2004, the Company reported a net profit of $411,000 or $0.08 per diluted share outstanding, compared to a net loss of $1.1 million or ($0.24) in the same period last year.  Fourth quarter sales increased 19.4% to $18.2 million in 2004, from $15.2 million in 2003.

“We are extremely pleased with our progress on both the top and bottom lines,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “The year’s results help validate our two-pronged approach of rightsizing the Company’s cost structure to current market conditions, while investing in new business opportunities for future revenue growth.”

In one of the year’s biggest highlights, Bailly said UFPT successfully launched the first of four programs in a previously announced $77 million dollar automotive contract.  Design enhancements have caused contract volume estimates to rise to $95 million over the next eight years.  Bailly added that phase-in costs on this and other automotive programs are expected to be significant in the first two quarters of 2005; increasing sales volumes are then expected to help offset these costs.

“Beyond automotive, other parts of the business remain strong, with robust growth in the military and medical markets, and acquisition opportunities beginning to percolate,” Bailly said.

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the Company’s investments, expected sales growth trends, particularly in the medical and military markets, the expected impact of the Company’s automotive initiative, the Company’s expected performance and the expected timing of the rollout of the automotive initiative.  The Company cannot guarantee that it will benefit at all from the automotive initiative.  The automotive program relies upon a contract with an automotive supplier that is terminable by the automotive supplier for any reason, subject to a cancellation charge. The Company’s revenues are directly dependent on the ability of the automotive supplier in the automotive initiative to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the Company’s estimated revenues from this contract may also decrease. Even if the Company generates revenue from the project, the Company cannot guarantee that the project will be profitable, particularly if revenues and volumes from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the Company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Unaudited		Audited
	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Net sales	$18,205	$15,248	$68,624	$60,902
Cost of sales	14,355	12,676	54,653	50,178
Gross profit	3,850	2,572	13,971	10,724
SG&A	3,017	2,595	12,107	10,827
Restructuring charge	—	1,405	(280)	1,405
Operating income (loss)	833	(1,428)	2,144	(1,508)
Interest expense, other income & expenses	213	287	784	847
Income (loss) before income taxes	620	(1,715)	1,360	(2,355)
Income taxes	209	(622)	489	(839)
Net income (loss)	$411	$(1,093)	$871	$(1,516)
Weighted average shares outstanding	4,653	4,520	4,617	4,490
Weighted average diluted shares outstanding	5,113	4,520	4,995	4,490
Per Share Data
Net income (loss) per share outstanding	$0.09	$(0.24)	$0.19	$(0.34)
Net income (loss) per diluted share outstanding	$0.08	$(0.24)	$0.17	$(0.34)

Consolidated Condensed Balance Sheets

($ in thousands)

	Audited	Audited
	31-Dec-04	31-Dec-03
Assets:
Current assets	$18,565	$15,835
Net property, plant, and equipment	11,384	11,473
Other assets	9,683	9,441
Total assets	$39,632	$36,749
Liabilities and stockholders’ equity:
Current liabilities	$17,134	$14,626
Long-term debt	7,497	8,120
Other liabilities	1,214	1,312
Total liabilities	$25,845	$24,058
Total stockholders’ equity	13,787	12,691
Total liabilities and stockholders’ equity	$39,632	$36,749